Exhibit 99.(h)(2)(c)

AMENDMENT NO. 2

TO THE

THIRD AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment No. 2 (this “Amendment”), dated as of December 9, 2025, amends the Third Amended and Restated Master Administrative Services Agreement (the "Agreement"), dated July 1, 2020, between AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds), a Delaware statutory trust and Invesco Advisers, Inc., a Delaware corporation.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to remove Invesco Environmental Focus Municipal Fund from Appendix A to the Agreement, effective February 24, 2026.

NOW, THEREFORE, the parties agree that:

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

APPENDIX A

NAME OF FUNDS, EFFECTIVE DATES AND

FEE LIMITS

	Effective Date of	Advisory/Administrative
Name of Fund	Agreement	Services Fee Limit
Invesco AMT-Free Municipal Income Fund	May 24, 2019	N/A
Invesco California Municipal Fund****	May 24, 2019	N/A
Invesco High Yield Municipal Fund	February 12, 2010	N/A
Invesco Intermediate Term Municipal Income Fund***	February 12, 2010	0.60% of the first $200
million; 0.55% of the next
$100 million; 0.50% of
the next $200 million;
0.45% of the next $250
million; 0.40% of the next
$250 million; and 0.35% of
the amount over $1 billion
of average daily net assets
Invesco Limited Term California Municipal Fund	May 24, 2019	N/A
Invesco Limited Term Municipal Income Fund	July 1, 2006	N/A
Invesco Municipal Income Fund	February 12, 2010	N/A
Invesco New Jersey Municipal Fund	May 24, 2019	N/A
Invesco Pennsylvania Municipal Fund****	May 24, 2019	N/A
Invesco Rochester® AMT-Free New York Municipal	May 24, 2019	N/A
Fund
Invesco Rochester® Limited Term	May 24, 2019	N/A
New York Municipal Fund
Invesco Rochester® Municipal Opportunities Fund	May 24, 2019	N/A
Invesco Rochester® New York Municipals Fund****	May 24, 2019	N/A

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	lnvesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*            The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the lnvesco Fund Complex Net Assets of the prior month.

**            Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the lnvesco Fund complex overseen by the lnvesco Funds Board.

***            The administrative services fee paid under this Agreement may not be increased so that the combined advisory fee paid under the Advisory Agreement plus the administrative services fee paid under this Agreement exceeds the “Advisory/Administrative Services Fee Limit” in the table above unless such increase is approved by a majority of the Fund’s outstanding voting securities or the Fund concurrently enters into a contractual arrangement with IAI to waive the increased amount, provided that such contractual arrangement can only be eliminated by approval of a majority of the Fund’s outstanding voting securities.

****            The administrative services fee paid under this Agreement by the Fund may not be reduced below 0.010% unless the Fund receives approval of a majority of its outstanding voting securities to amend its Advisory Agreement to increase the advisory fee or remove the provision stating that ‘The advisory fee payable by the Fund shall be reduced by any amounts paid by such Fund under the Administrative Services Agreement between such Fund and Invesco.”

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated as of the day and year first above written.

INVESCO ADVISERS, INC.

By:	/s/ Glenn Brightman
Glenn Brightman
Senior Vice President

AIM TAX-EXEMPT FUNDS
(INVESCO TAX-EXEMPT FUNDS)

By:	/s/ Melanie Ringold
Melanie Ringold
Secretary, Senior Vice President & Chief Legal Officer

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